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                                                               Exhibit (a)(5)(B)

                  [AMERICAN RETIREMENT CORPORATION LETTERHEAD]

                                                    IMMEDIATE ATTENTION REQUIRED
                                                    ----------------------------


                                August 26, 2002

Dear Bondholder:

         We recently sent to you an offer to exchange each $1,000 principal amount of our issued and outstanding 5 3/4% Convertible Subordinated Debentures Due 2002 (including accrued interest) for $1,029 of combined principal amount of new debt securities plus a package of warrants. Our Offering Memorandum dated August 14, 2002, and a related letter of transmittal further describe the Exchange Offer in detail, including the securities to be received as follows:

         * $839 principal amount of our new 5 3/4% Series A Senior Subordinated Notes Due September 30, 2002;
         * $190 principal amount of our new 10% Series B Senior Subordinated Notes Due September 30, 2009; and
         * 13 warrants, each warrant to purchase one (1) share of our common stock, par value $0.01 per share, at an exercise price of $3.50 per share and with an expiration date of September 30, 2009.

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON THURSDAY, SEPTEMBER 12, 2002, UNLESS EXTENDED.

         As described in our Offering Memorandum, we have entered into agreements with a lender/investor that we believe will provide us with funds sufficient to satisfy the Series A Notes at their maturity on September 30, 2002, but only if a minimum of 75% of the Convertible Debentures are exchanged in the Exchange Offer and certain other conditions are satisfied. If we do not complete the Exchange Offer or do not consummate our financing transactions, we do not currently have any source of financing to repay the Convertible Debentures on October 1, 2002.

         YOU MUST ACT QUICKLY IF YOU DESIRE TO PARTICIPATE IN THE EXCHANGE OFFER. YOUR RESPONSE SHOULD BE RECEIVED BY YOUR BROKER, DEALER, TRUST COMPANY OR OTHER NOMINEE IN TIME TO ALLOW SUCH NOMINEE TO SUBMIT YOUR INSTRUCTIONS BY THURSDAY, SEPTEMBER 12, 2002. IF YOU DESIRE TO PARTICIPATE IN THE EXCHANGE OFFER AND YOU HAVE NOT YET CONTACTED YOUR NOMINEE, PLEASE DO SO IMMEDIATELY AS ONLY IT CAN TENDER THE CONVERTIBLE DEBENTURES ON YOUR BEHALF AND ONLY UPON YOUR SPECIFIC INSTRUCTIONS.

         If you have any questions relating to the Exchange Offer, or require additional Exchange Offer materials, please contact our Information Agent, D.F. King & Co., Inc., toll-free at (800) 735-3591 or contact Ross C. Roadman or Todd Kaestner of our offices toll-free at (800) 663-0766 as soon as possible.

                                           Sincerely,

                                           /s/ W.E. Sheriff

                                           W.E. Sheriff
                                           Chairman and Chief Executive Officer

         YOU ARE STRONGLY ADVISED TO READ BOTH THE OFFERING MEMORANDUM AND THE RELATED LETTER OF TRANSMITTAL REGARDING THE EXCHANGE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THIS LETTER SHALL NOT CONSTITUTE AN OFFER TO EXCHANGE OR SOLICITATION OF AN OFFER TO EXCHANGE THE CONVERTIBLE DEBENTURES. THE EXCHANGE OFFER IS BEING MADE SOLELY PURSUANT TO THE OFFERING MEMORANDUM AND RELATED LETTER OF TRANSMITTAL. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THE OFFERING MEMORANDUM AND RELATED LETTER OF TRANSMITTAL.